Exhibit 23.3
Data & Consulting Services
Division of Schlumberger Technology Corporation

1310 Commerce Drive Park Ridge 1 Pittsburgh, PA 15275-1011 Tel: 412-787-5403 Fax: 412-787-2906
November 3, 2006
Mr. Randy L. Elkins
BPI Energy Holdings, Inc.
30775 Bainbridge Road
Suite 280
Solon, Ohio 44139
Dear Mr. Elkins:
RE: CONSENT OF SCHLUMBERGER TECHNOLOGY CORPORATION
As an independent oil and gas consultant, Schlumberger Technology Corporation hereby consents to the use of and references to its name and the name of its Data & Consulting Services Division and to the inclusion of and references to its report prepared for BPI Energy Holdings, Inc. entitled “Reserve and Economic Evaluation of Proved Reserves of Certain BPI Energy, Inc. Oil and Gas Interests as of 31 July 2005,” and any of the information contained therein, in the Post-Effective Amendments No. 1 to Form S-1 Registration Statements (Registration No. 333-130122 and Registration No. 333-125483) of BPI Energy Holdings, Inc. filed with the Securities and Exchange Commission on May 11, 2006. In addition, Schlumberger Technology Corporation hereby consents to the use of and references to its name and the name of its Data & Consulting Services Division and to the inclusion of and references to its report prepared for BPI Energy Holdings, Inc. entitled “Reserve and Economic Evaluation of Proved Reserves of Certain BPI Energy, Inc. Oil and Gas Interests as of 31 July 2006,” and any of the information contained therein, in the prospectus supplements relating to the foregoing registration statements filed on or about the date hereof.
Sincerely,
/s/ Charles M. Boyer II
Charles M. Boyer II, PG
DCS Operations Manager
Pittsburgh Consulting Services
Division of Schlumberger Technology Corporation